Exhibit 4.6
SUPPLEMENTAL INDENTURE NO. 1
     Supplemental Indenture No. 1, dated September 23, 1997 (“Supplemental Indenture No. 1”), between SAGA PETROLEUM ASA, a corporation duly organized and existing under the laws of the Kingdom of Norway (the “Company”), CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee under the Indenture (as defined below) with respect to the 8.40% Notes Due July 15, 2004 and the 9.125% Debentures Due July 15, 2014 of the Company (collectively the “Securities”) (“Citibank”), and THE CHASE MANHATTAN BANK, a New York banking corporation duly organized and existing under the laws of the State of New York, with its Corporate Trust Office at 450 West 33rd Street, 15th Floor, New York, N.Y. 10001, U.S.A. (Attn: International and Project Finance Group), as Trustee with respect to the New Securities (as defined below) (“Chase”), to the Indenture, dated as of July 8, 1994 (the “Indenture”), between the Company and Citibank, as Trustee. Capitalized terms used herein without definition shall have the respective meanings set forth in the Indenture.
Recitals
     The Company has heretofore executed the Indenture which provides for the issuance from time to time of series of the Company’s Securities.
     The Company intends to offer, in one or more series, unsecured debentures, notes or other evidences of indebtedness in an aggregate amount not exceeding $700,000,000 (collectively, the “New Securities”), pursuant to the Company’s Registration Statement on Form F-3 (File No. 333-7444), as filed with the U.S. Securities and Exchange Commission.
     With respect to the New Securities, the Company wishes to appoint Chase as Trustee under the Indenture and Chase wishes to accept such appointment.
     For and in consideration of the covenants contained herein, the parties hereto agree as follows:
ARTICLE I
Relation to Indenture
     This Supplemental Indenture No. 1 is entered into pursuant to Section 8.1(8) of the Indenture and constitutes an integral part of the Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture No. 1, is in all respects hereby adopted, ratified and confirmed.
ARTICLE II
Appointment of Trustee with Respect to the New Securities
     The Company hereby appoints Chase as Trustee with respect to the New Securities pursuant to Section 5.10(e) of the Indenture, with all of the rights, powers, trusts and duties of a Trustee under the Indenture.

ARTICLE III
Acceptance of Appointment
     Chase hereby accepts the appointment as Trustee with respect to the New Securities under the Indenture and in furtherance thereof accepts and assumes all of the rights, powers, trusts and duties of Trustee in connection with the New Securities. Chase will perform said trusts and will exercise said rights, powers and duties upon the terms and conditions in the Indenture, as amended from time to time.
ARTICLE IV
Trustee with Respect to the Securities
     Citibank shall remain Trustee with respect to the Securities under the Indenture.
ARTICLE V
Representations and Warranties
     Chase hereby represents and warrants that it is eligible to act as Trustee under Section 310(a)(1) of the Trust Indenture Act and otherwise in accordance with Section 5.9 of the Indenture.
ARTICLE VI
Agreement to Execute Necessary Documents
     Each of the Company, Citibank and Chase hereby agrees, upon the request of one of the other parties hereto, to execute, acknowledge and deliver such further instruments of conveyance and assurance and to do such other things as may be required for more fully and certainly: (i) vesting and confirming in Chase, as trustee with respect to the New Securities, all of the rights, powers, trusts and duties of a Trustee under the Indenture; and (ii) providing for and facilitating the administration of trusts under the Indenture by more than one Trustee, it being understood that nothing in this Supplemental Indenture No. 1 shall constitute such Trustees as co-trustees of the same trust and that each of Citibank and Chase shall be trustee of a trust or trusts under the Indenture separate and apart from any trust or trusts thereunder administered by the other one or any third trustee duly appointed pursuant to the Indenture.
ARTICLE VII
Effectiveness of Resignation, Appointment and Acceptance
     Chase’s appointment and acceptance as Trustee with respect to the New Securities shall be effective upon the execution and delivery hereof by all of the parties hereto.
ARTICLE VIII
Governing Law
     THIS SUPPLEMENTAL INDENTURE NO. 1 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ARTICLE IX
Miscellaneous
     This Supplemental Indenture No. 1 may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 1 to be duly executed by their respective officers thereunto duly authorized as of the day and year first written above.

SAGA PETROLEUM ASA
By:	/s/ Jan Petter Valheim
	Name:	Jan Petter Valheim
	Title:	Head of Finance

CITIBANK, N.A., as Trustee with respect to the Securities
By:	/s/ Ronald L. Pierce
	Name:	Ronald L. Pierce
	Title:	Vice President

THE CHASE MANHATTAN BANK, as Trustee with respect to the New Securities
By:	/s/ Annette M. Marsula
	Name:	Annette M. Marsula
	Title:	Assistant Vice President